Exhibit 99.1

Company Contact:

Craig Johnson

TorreyPines Therapeutics, Inc.

858-623-5665, x158

cjohnson@tptxinc.com

TorreyPines Therapeutics Reports First Quarter 2009 Financial Results

LA JOLLA, CA, May 1, 2009 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today reported financial results for the first quarter ended March 31, 2009. For the three-month period, the company posted a net loss of $2.1 million. Cash and cash equivalents totaled $6.3 million at March 31, 2009.

On April 15, 2009, the Company hired Merriman Curhan Ford as its financial advisor to assist in the evaluation of strategic options, including the possible sale of the Company or its assets.

Financial Results

Revenue for the three month period ended March 31, 2009 was $0 compared to revenue of $2.0 million for the same period in 2008. Operating expenses for the quarter ended March 31, 2009 were $2.1 million, with $0.9 million attributable to research and development. This compares to operating expenses of $6.7 million and research and development expenses of $5.3 million for the same period last year. The company reported a net loss for the quarter ended March 31, 2009 of $2.1 million compared to a net loss of $3.9 million for the previous year.

About TorreyPines Therapeutics

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates each capable of treating a number of acute and chronic diseases and disorders such as migraine, acute and chronic pain, and xerostomia. The company currently has three clinical stage product candidates: two ionotropic glutamate receptor antagonists and one muscarinic receptor agonist. Further information is available at www.tptxinc.com.

This press release contains forward-looking statements or predictions. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2008 and TorreyPines other SEC reports. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and TorreyPines undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

(Tables Follow)

TorreyPines Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$6,319	$10,864
Prepaid expenses and other current assets	379	187

Total current assets	6,698	11,051
Long-term assets	11	79

Total assets	$6,709	$11,130

Liabilities and stockholders’ equity
Current liabilities	$4,878	$5,305
Long-term debt, net of current portion	—	2,112

Total liabilities	4,878	7,417
Total stockholders’ equity	1,831	3,713

Total liabilities and stockholders’ equity	$6,709	$11,130

TorreyPines Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2009	2008
Revenue	$—	$2,046
Operating expenses:
Research and development	855	5,260
General and administrative	1,268	1,448

Total operating expenses	2,123	6,708
Loss from operations	(2,123)	(4,662)
Other income (expense)
Interest income	8	217
Interest expense	(45)	(147)
Other income (expense), net	40	699

Total other income	3	769

Net loss	$(2,120)	$(3,893)

Basic and diluted net loss per share	$(0.13)	$(0.25)

Weighted average shares used in the computation of basic and diluted net loss per share	15,974,058	15,739,646